AGREEMENT AND

PLAN OF MERGER

AMONG

DGSE COMPANIES, INC.,

SBT, INC.,

SOUTHERN BULLION TRADING, LLC,

NTR METALS, LLC,

AND

MEMBERS OF SOUTHERN BULLION TRADING, LLC

DATED AS OF SEPTEMBER 12, 2011

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EXHIBITS

EXHIBIT A	Form of Securities Purchase Agreement
EXHIBIT B	Form of Certificate of Merger
EXHIBIT C	Form of Lock-Up Agreement
EXHIBIT D	Form of Registration Rights Agreement
EXHIBIT E	Form of Escrow Agreement
EXHIBIT F	Form of Option Agreement

DISCLOSURE SCHEDULES

Schedule 1.2(b)	Allocation Schedule
Schedule 4.1(d)	No Violation
Schedule 4.1(e)	Notices
Schedule 4.2	Target Capitalization
Schedule 4.3	Target Subsidiaries
Schedule 4.3(b)	Subsidiaries’ Locations
Schedule 4.4	Financial Statements
Schedule 4.5	Liabilities
Schedule 4.6	Certain Developments
Schedule 4.7	Personal Property
Schedule 4.8	Taxes

-ii-

Schedule 4.9(a)	Material Contracts
Schedule 4.9(b)	Violations of Material Contracts
Schedule 4.10(a)	Intellectual Property Rights
Schedule 4.10(b)	Intellectual Property Right Violations
Schedule 4.10(c)	Efforts to Protect Intellectual Property
Schedule 4.10(d)	Information Technology and Disaster Recovery
Schedule 4.11	Litigation
Schedule 4.13(a)	Labor Matters
Schedule 4.13(b)	Employees
Schedule 4.14(a)	Employee Plans
Schedule 4.14(f)	Accelerations under Employee Plans
Schedule 4.15(c)	Governmental Notifications
Schedule 4.16	Environmental Matters
Schedule 4.17	Affiliate Transactions
Schedule 4.18(a)	Owned Real Estate
Schedule 4.18(b)	Leases
Schedule 4.18(c)	Property Right Grants
Schedule 4.19	Insurance Policies
Schedule 4.20	Payors, Customers and Suppliers
Schedule 4.22	Guarantors of Indebtedness
Schedule 4.23	Acceleration of Rights or Benefits
Schedule 4.24	Officers, Directors and Bank Accounts

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 12, 2011, by and among DGSE Companies, Inc., a Nevada corporation (the “Buyer”), Southern Bullion Trading, LLC, a Texas limited liability company (the “Target”), SBT, Inc., a Nevada corporation  and a wholly-owned subsidiary of the Buyer (“MergerSub”), NTR Metals, LLC, a Texas limited liability company (“NTR”), and the members of Target (the “Members”).

Capitalized terms used but not otherwise defined in this Agreement have the meaning set forth in Appendix A hereto.

RECITALS

WHEREAS, the Buyer, the Target and MergerSub each desires the Target to merge with and into MergerSub, with the MergerSub as the surviving entity (the “Merger”);

WHEREAS, in order to effect the Merger, 100% of the issued and outstanding membership units of the Target (the “Acquired Securities”) shall be converted into the right to receive an aggregate of 600,000 shares (the “Exchanged Securities”) of the Buyer’s common stock, par value $0.01 per share (the “Buyer Common Stock”), which Exchanged Securities shall be distributed to the Members on a pro rata basis in accordance with their respective percentage ownership of the Target;

WHEREAS, the Members have unanimously (a) determined that is in the best interests of the Target and the Members, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (c) recommended adoption of this Agreement by the Members, and (d) obtained the approval of the Members of this Agreement and the transactions contemplated hereby;

WHEREAS, the respective Boards of Directors of the Buyer and MergerSub, have, on the terms and subject to the conditions set forth in this Agreement, unanimously approved this Agreement and the transactions contemplated thereby;

WHEREAS, simultaneously with the Closing (as that term is defined herein), the Buyer shall sell and issue to NTR, and NTR shall purchase from the Buyer, 400,000 shares of Buyer Common Stock (the “Investment Shares”) for an aggregate purchase price of Two Million Dollars (US $2,000,000.00) (the “Investment”);

WHEREAS, the terms and conditions of the Investment shall be set forth in a Securities Purchase Agreement, in substantially the form attached hereto as Exhibit A (the “Securities Purchase Agreement”); and

WHEREAS, the Buyer, the Target, MergerSub, NTR and the Members each desire to make certain representations, warranties and agreements in connection with the Merger and also desire to set forth various conditions to the consummation of the Merger (the “Closing”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

THE MERGER

Section 1.1.           The Merger; Effects of the Merger.

(a)           On the terms of this Agreement, at the Effective Time (as that term is defined in Section 1.1(b) hereto), the Target shall be merged with and into MergerSub in accordance with the relevant provisions of the Nevada Revised Statutes (“NRS”) and the Texas Business Organizations Code (“TBOC”), whereupon MergerSub shall be the surviving corporation (the “Surviving Corporation”).  At the Effective Time and as a consequence of the Merger, the separate existence of the Target shall cease.

(b)           Closing shall take place at the offices of K&L Gates LLP, 1717 Main Street, Suite 2800, Dallas, Texas at 10:00 A.M. Central Time, on the date hereof (the “Closing Date”).  Prior to the Closing, the Target and MergerSub shall execute and deliver to the Secretary of State of the State of Nevada (the “Nevada Secretary of State”) and the Secretary of State of the State of Texas (the “Texas Secretary of State”) a Certificate of Merger in the form attached hereto as Exhibit B for filing under the NRS and the TBOC, respectively, on the Closing Date, and the Merger shall become effective upon the filing of the Certificate of Merger with the Nevada Secretary of State and the Texas Secretary of State (the “Effective Time”).

(c)           The Merger shall have the effects set forth in the NRS and the TBOC.  Without limiting the generality of the foregoing, at the Effective Time (i) the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises, and authority, of a public as well as of a private nature, of the Target, and all obligations belonging to or due to it shall be vested in the Surviving Corporation without further act or deed, (ii) title to any real estate or any interest therein vested in the Target shall not revert or in any way be impaired by reason of the Merger, (iii) all Liens shall be enforceable against the Surviving Corporation and not the Buyer, and (iv) the Surviving Corporation shall be liable for all the obligations of the Target, including any claims existing, or actions or proceedings pending, by or against either of them.  For the avoidance of doubt, “Lien” shall not be deemed to include any restrictions on transfer arising under the Securities Act of 1933, as amended (the “Securities Act”), and/or any other applicable federal or state securities laws.

(d)           If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, or assets of the Target acquired or to be acquired as a result of, or in connection with, the Merger or to otherwise carry out this Agreement, the officers and directors of the Surviving Corporation shall and will be authorized to execute and deliver, in the name and on behalf of the parties hereto or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of such parties or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 1.2.           Merger Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of the Buyer, the Target, MergerSub or the Members:

(a)           Each unit of membership interest of the Target (the “Target Units”) that is owned by the Buyer or any of its direct or indirect wholly-owned subsidiaries will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)           Each Target Unit that is issued and outstanding immediately prior to the Effective Time (other than Target Units to be cancelled and retired in accordance with Section 1.2(a) hereof) will be converted into the right to receive a pro rata portion of the Exchanged Securities (the “Merger Consideration”), as set forth on Schedule 1.2(b).

(c)           At the Effective Time, all Target Units will no longer be outstanding and all Target Units will be cancelled and retired and will cease to exist, and each holder of any such Target Units will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.2(b) hereof.

(d)           Each share of MergerSub’s common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one newly issued, fully paid and non-assessable share of the common stock of the Surviving Corporation.

Section 1.3.           Escrow.  Pursuant to the provisions of Section 6.6 hereof, within 30 days following the Effective Time, the Buyer shall appoint BBVA Compass Banks as escrow agent (the “Escrow Agent”), with whom the Buyer shall deposit 60,000 of the Exchanged Shares (the “Escrowed Shares”).  If the Buyer Indemnified Party (as that term is defined herein) has either (i) made no successful claims for indemnification pursuant to Article 5 hereof, or (ii) made any successful claims for indemnification amounting to less than the Escrowed Shares, then, following the expiration of the General Survival Period, the Escrow Agent shall release to the Members, the Escrowed Shares, or such portion thereof as is remaining following any successful claims for indemnification.

Section 1.4.           Purchase Price Allocation.  The Buyer shall prepare a draft allocation of the Merger Consideration and any assumed liabilities and all other capitalized costs (the “Final Purchase Price”) among the assets acquired by the Buyer in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate).  The Buyer shall deliver such draft allocation to the Target within thirty (30) days after the determination of the Merger Consideration for review and comment.  The Buyer and the Target shall negotiate in good faith to arrive at a mutually agreeable final allocation of the Final Purchase Price.  The Buyer and Target shall report, act, and file Tax Returns in all respects and for all purposes consistent with such final allocation.  The Buyer shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as the Target may reasonably request in preparing such final allocation.  Neither the Buyer nor the Target shall take any position that is inconsistent with such final allocation unless required to do so by applicable law.

ARTICLE 2.

CERTIFICATES, BYLAWS, DIRECTORS AND OFFICERS

Section 2.1.           Certificate of Incorporation of Surviving Corporation.  The Certificate of Incorporation of MergerSub in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation.

Section 2.2.           Bylaws of  Surviving Corporation. The bylaws of MergerSub in effect at the Effective Time shall be the bylaws of the Surviving Corporation.

Section 2.3.           Directors and Officers of Surviving Corporation. From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of MergerSub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

ARTICLE 3.

REPRESENTATIONS AND WARRANTIES
OF THE BUYER AND MERGERSUB

The Buyer and MergerSub each hereby represents and warrants to the Target, NTR and the Members that, except as otherwise disclosed on the disclosure schedules (collectively, the “Disclosure Schedules”) delivered on or prior to the date hereof to the Target by the Buyer:

Section 3.1.           Corporate Existence and Power.  Each of the Buyer and MergerSub is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Nevada.  Each of the Buyer and MergerSub has all requisite power and authority to carry on its business as presently conducted.  Each of the Buyer and MergerSub has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Governing Documents of the Buyer or the MergerSub nor (ii) violate any material Law to which the Buyer or MergerSub is subject.  Neither the Buyer nor MergerSub are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement, except (a) the filing of a Certificate of Merger with the Nevada Secretary of State and the Texas Secretary of State, or (b) filings pursuant to applicable federal and state securities laws.

Section 3.2.           MergerSub.  MergerSub was formed solely for the purpose of effecting the Merger. MergerSub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 3.3.           Corporate Authorization.  The execution and delivery of this Agreement and the other Transaction Documents to which the Buyer or MergerSub is a party and the consummation by the Buyer and MergerSub of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other proceedings on the part of the Buyer or MergerSub are necessary to authorize this Agreement or the other Transaction Documents to which the Buyer or MergerSub is a party or to consummate the transaction contemplated hereby and thereby.  This Agreement and the other Transaction Documents to which the Buyer or MergerSub is a party have been duly and validly executed and delivered by the Buyer or MergerSub.  This Agreement and the other Transaction Documents to which the Buyer or MergerSub is a party constitute the legal, valid and binding obligation of the Buyer or MergerSub, as the case may be, enforceable against the Buyer or MergerSub, as the case may be, in accordance with their respective terms except as such enforceability may be limited by the effects of bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

Section 3.4.           Capitalization.

(a)           The authorized capital stock of MergerSub consists of one thousand shares of common stock.  There is one share of the common stock of MergerSub, par value $0.01 per share issued and outstanding, and such share is held beneficially and of record by the Buyer.  The authorized capital stock of Buyer consists of 10,000,000 shares of Buyer Common Stock.  As of the close of business on August  31, 2011,  (i) 10,425,633 shares of Buyer Common Stock were outstanding, (ii) an aggregate of 1,498,134 shares of Buyer Common Stock were issuable upon exercise of then outstanding stock options (whether or not exercisable as of such date), and (iii) there were no outstanding warrants to purchase shares of the Buyer Common Stock.  All of the issued and outstanding capital stock of the Buyer has been duly-authorized, is validly-issued, fully-paid, and non-assessable.  The Buyer's capital stock is not subject to, nor was it issued in violation of, any preemptive rights or rights of first refusal.  Except as disclosed in any registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished with the Securities Exchange Commission (the “SEC”) by the Buyer (the “Buyer SEC Documents”), there are no (i) outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments providing for the issuance, disposition, or acquisition of any of Buyer’s capital stock (other than this Agreement), (ii) outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Buyer or (iii) voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Buyer’s capital stock.  The Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Buyer’s capital stock.

(b)           The Exchanged Securities and the Investment Shares have been duly-authorized and, when issued and delivered in accordance with the terms of this Agreement and the Securities Purchase Agreement, respectively, will have been validly-issued and will be fully-paid and non-assessable and the issuance thereof is not subject to any preemptive rights or rights of first refusal.

Section 3.5.           SEC Filings.

(a)           The Buyer has timely filed with or furnished to, as applicable, the SEC all Buyer SEC Documents since January 1, 2009 (the “Current Buyer SEC Documents”).  As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Current Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC thereunder applicable to such Current Buyer SEC Documents.  Other than as described in the Current Buyer SEC Documents, none of the Current Buyer SEC Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Other than as described in the Current Buyer SEC Documents, each of the consolidated financial statements of the Buyer (including, in each case, any notes thereto) included in the Current Buyer SEC Documents have been prepared in accordance with United States generally accepted accounting principles, as in effect from time to time, applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).  As of the date of this Agreement, neither the Buyer nor any of its subsidiaries has any pending or unresolved comments from the SEC or any other governmental entity with respect to any of the Current Buyer SEC Documents.

Section 3.6.           Third-Party Consents.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer or MergerSub is a party do not and will not require any material consent, approval, authorization or other action by, or filing with or notification to, any third party or Governmental Entity by the Buyer or MergerSub, except where the failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Buyer or MergerSub of the transactions contemplated by this Agreement and the other Transaction Documents to which the Buyer or MergerSub is a party.

Section 3.7.           No Conflicts.  Neither the execution and delivery of this Agreement and the other Transaction Documents to which the Buyer or MergerSub is a party nor compliance by the Buyer or MergerSub with their respective terms and provisions will (a) violate any provision of the Governing Documents of Buyer or MergerSub, (b) violate any applicable Law, except for, in all cases, such violations that would not prohibit or materially impair the Buyer’s or MergerSub’s ability to perform its obligations under this Agreement or the other Transaction Documents to which the Buyer or MergerSub is a party; or (c) result in any material breach of, or constitute a material default under or give to others any material rights of termination, amendment, acceleration, modification or cancellation of any material Contract to which the Buyer or MergerSub is a party or to which any of its assets or properties is subject, except in any such case for any violations, conflicts, breaches, defaults or other matters that would not prohibit or materially impair the Buyer’s or MergerSub’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

Section 3.8.           Litigation.  Neither the buyer nor MergerSub has received written notice from any governmental entity that consummation of the transactions contemplated by this Agreement or the other Transaction Documents to which the Buyer is a party would constitute a violation of any Laws.  There is no material order or claim pending or to the knowledge of the Buyer or MergerSub, threatened, against or affecting the Buyer or MergerSub that individually or when aggregated with one or more other claims would prohibit or materially impair the Buyer or MergerSub’s ability to perform its obligations under this Agreement or the other Transaction Documents to which the Buyer and MergerSub are a party.  Other than as disclosed in the Buyer SEC Documents, there is no material matter as to which the Buyer or MergerSub has received any notice, claim or assertion, or to the knowledge of the Buyer or MergerSub, which otherwise has been threatened or initiated, against or affecting the Buyer or MergerSub.

Section 3.9.           Finders’ Fees. No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Buyer or MergerSub in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

Section 3.10.         No Other Representations. Neither the Buyer nor MergerSub nor any person affiliated therewith shall be deemed to have made to the Target, NTR, the Members or any other person any representation or warranty other than as expressly made by the Buyer and MergerSub in this Article 3.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES
OF THE TARGET, NTR AND THE MEMBERS

The Target, NTR and the Members (each, an “Article 4 Party”) hereby jointly and severally represent and warrant to the Buyer that, except as otherwise disclosed in the Disclosure Schedules hereto:

Section 4.1.           Organization; Authority; No Breach.

(a)           The Target is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Texas.  The copies of the Target's Governing Documents which have been made available to Buyer’s counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.  The minute books and the record books of the Target are correct and complete in all material respects.  The Target is not in default under or in violation of any provision of its Governing Documents.

(b)           This Agreement and all other agreements or instruments contemplated hereby to which an Article 4 Party is a party or by which an Article 4 Party is bound, when executed and delivered by such party in accordance with the terms hereof, shall each constitute a valid and binding obligation of such party, enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           If an Article 4 Party is a corporation, limited partnership, limited liability company, trust or other entity, (i) such Article 4 Party is duly existing and in good standing under the laws of its jurisdiction of incorporation or formation, (ii) the execution and delivery of this Agreement and all other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly approved prior to the date of this Agreement by all requisite action of its board of directors, shareholders, partners, managers, members, trustees or the like, as the case may be, and (iii) no other organizational or other proceedings on the part of such Article 4 Party is necessary to approve and authorize the execution and delivery of this Agreement and all other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby.  If such Article 4 Party is an individual, such Article 4 Party has the capacity to carry out the transactions contemplated by this Agreement.  Each Article 4 Party that is a corporation, limited partnership, limited liability company, trust or other entity shall deliver a certificate at Closing certifying (i) the incumbency of any officer, manager or member executing the Merger Agreement and any other documents related hereto or contemplated hereby, (ii) the status of the entity as in good standing in its jurisdiction of formation, (iii) the formation documents of the entity and (iv) the documents authorizing the entry by the entity into the Merger Agreement and any other documents related hereto or contemplated hereby.

(d)           Except as set forth on Schedule 4.1(d), neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the Governing Documents of any Article 4 Party, (ii) violate any material Law to which any Article 4 Party is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, result in the creation of any Lien upon the Acquired Securities pursuant to, create in any party the right to accelerate, terminate, modify, or cancel, or result in the obligation to make any payment (including, without limitation, any change of control, severance or similar payments) or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which any Article 4 Party is a party or by which they are bound or to which any of their assets is subject (or result in the imposition of any Lien upon any of their assets).

(e)           Except as set forth on Schedule 4.1(e), no Article 4 Party is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement.

Section 4.2.           Capitalization; Title to Acquired Securities.

(a)           The authorized, issued and outstanding Target Units is as set forth on Schedule 4.2.  All of the issued and outstanding Target Units have been duly-authorized, are validly-issued, fully-paid, and non-assessable, and are held of record and owned beneficially by the Members in the manner described on Schedule 4.2, and each such Member has good and marketable title to such Target Units free and clear of all Liens.  The Target Units are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal.  Except as set forth on Schedule 4.2, there are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments providing for the issuance, disposition, or acquisition of any Target Units (other than this Agreement).  Other than as set forth on Schedule 4.2, there are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to any Target Units.  Except as set forth on Schedule 4.2, there are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Target Units.  The Target is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Target Units.  Except as set forth on Schedule 4.2, the Target is not a party to any option, warrant, purchase right or other contract or commitment (other than this Agreement) that (i) could require the Target to sell, transfer or otherwise dispose of any Target Units or (ii) has granted any rights with respect to any Target Units to any Person.

(b)           The Target has made available to the Buyer true, accurate and complete copies of the records evidencing the capitalization represented by Schedule 4.2, which records reflect all issuances, transfers, repurchases and cancellations of the Target Units.

Section 4.3.           Subsidiaries.

(a)           Except as set forth on Schedule 4.3, the Target has no Subsidiaries (direct or indirect) and holds no capital stock of any Person.  The authorized, issued and outstanding capital stock of each Subsidiary of the Target is set forth on Schedule 4.3.  All of the outstanding capital stock of each Subsidiary of the Target has been duly-authorized, is validly-issued, fully-paid, and non-assessable, and is held beneficially and of record by the Person set forth on Schedule 4.3, free and clear of any Liens, and is not subject to, nor was it issued in violation of, any preemptive rights or rights of first refusal.  Except as set forth on Schedule 4.3, no Subsidiary of the Target has any outstanding capital stock or holds any capital stock of any Person.  There are no (i) outstanding obligations (contingent or otherwise) of any of the Target’s Subsidiaries to repurchase or otherwise acquire or retire any capital stock of any of the Target’s Subsidiaries, or (ii) voting trusts, proxies or other agreements with respect to the voting or transfer of the capital stock of a Subsidiary of the Target.

(b)           Each Subsidiary of the Target is duly incorporated or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, and such Subsidiary is qualified to do business in every jurisdiction in which the failure to be so qualified would have a Material Adverse Effect.  Each Subsidiary of the Target possesses all requisite corporate power and authority materially necessary to own and operate its properties, to carry on its businesses and to carry out the transactions contemplated by this Agreement.  Each Subsidiary conducts business only in the counties in the states set forth on Schedule 4.3(b).  The copies of Governing Documents of each of the Target’s Subsidiaries which have been made available to Buyer’s counsel reflect all amendments made thereto at any time prior to the date of this Agreement and are correct and complete.  The minute books and the record books of the each Subsidiary of the Target are correct and complete in all material respects.  No Subsidiary of the Target is in default under or in violation of any provision of its Governing Documents.

Section 4.4.           Financial Statements.  Attached hereto as part of Schedule 4.4 are the (i) audited balance sheet of the Target as of December 31, 2009, and the related statements of income and cash flows for the twelve-month period then ended, together with a copy of the accountant’s report thereon, (ii) unaudited balance sheet of the Target as of December 31, 2010, and the related statements of income and cash flows for the twelve-month period then-ended, and (iii) the unaudited balance sheet of the Target as of June 30, 2011 (the “Most Recent Balance Sheet”), and the related statement of income and cash flows for the six-month period then ended.  The foregoing financial statements are hereinafter collectively referred to as the “Financial Statements.”  Except as set forth on Schedule 4.4, each of the Financial Statements (including in all cases the notes thereto, if any) (x) has been prepared from, and is in accordance with, the Target’s books and records, (y) fairly presents, in all material respects, the financial condition, operating results and cash flows of the Target as of the date thereof, and (z) has been prepared in accordance with GAAP consistently applied throughout such Financial Statements and the periods covered thereby (except, in the case of the Financial Statements described in clause (iii) above, for the lack of footnote disclosure and normal year-end adjustments (which will not be material individually or in the aggregate)).

Section 4.5.           Absence of Undisclosed Liabilities.  The Target has no material Liabilities and, to the Knowledge of either of Target or NTR, there is no basis for any proceeding, hearing, investigation, charge, complaint or claim with respect to any such material Liability, except for (i) Liabilities reflected on the face of the Most Recent Balance Sheet, (ii) Liabilities of the type reflected on the face of the Most Recent Balance Sheet which have arisen since the date of the Most Recent Balance Sheet in the ordinary course of business (none of which relates to breach of any material Contract, tort, infringement or violation of any Law, or any related action, suit or proceeding) and (iii) Liabilities described and in the amounts set forth on Schedule 4.5.

Section 4.6.           Absence of Certain Developments.

(a)           Since January 1, 2011, there has been no Material Adverse Effect.  Except as expressly contemplated by this Agreement or as set forth on Schedule 4.6, since January 1, 2011, the Target has conducted its businesses only in the ordinary course of business, and the Target has not:

(i)           issued any notes, bonds or other debt securities or any capital stock of any Person;

(ii)          declared, set aside or made any payment or distribution of cash or other property with respect to the Target’s Units;

(iii)         sold, assigned, transferred, leased, licensed, abandoned or permitted to lapse (other than patents expiring at the end of their statutory terms) any of its material assets (including Target Intellectual Property, as that term is defined herein), other than sales of inventory in the ordinary course of business, failed to enforce material Target Intellectual Property, or disclosed any Confidential Information (as that term is defined herein) to any third party (other than pursuant to appropriate confidentiality agreements);

(iv)         made or granted any bonus or any wage or salary increase, or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except in each case in the ordinary course of business consistent with past practice or as required by applicable Law;

(v)          made capital expenditures or commitments therefor in excess of $25,000 individually, or $200,000 in the aggregate;

(vi)         made any loans or advances to, guarantees for the benefit of, or any investments in, any Persons (other than advances of less than $10,000 to employees in the ordinary course of business) or formed any Subsidiary;

(vii)        suffered any damage, destruction or casualty loss exceeding $10,000 in the aggregate, whether or not covered by insurance, or experienced any material changes in the amount and scope of insurance coverage;

(viii)       made any change in their cash management practices (including with respect to accounts receivable and inventory) or made any write-down in the value of their inventory;

(ix)          made any change in any method of accounting or accounting policies or Tax reporting practices;

(x)           made or changed any election, changed any annual accounting period, adopted or changed any method of accounting, filed any amended Tax Return, entered into any closing agreement, settled any claim or assessment, surrendered any right to claim a refund, offset or other reduction in liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or taken or omitted to take any other action that had or would have the effect of increasing the present or future Tax Liability or decreasing any present or future Tax benefit of the Target;

(xi)          directly or indirectly engaged in any material transaction or entered into any loan or material arrangement with any officer or director or any relative of any officer, director, shareholder, manager, member or other Affiliate of the Target or NTR;

(xii)         merged or consolidated with any other Person or effected a recapitalization or similar transaction;

(xiii)        incurred any Indebtedness (other than for the purchase of inventory in the ordinary course of business consistent with past practice) or cancelled any debts owed to or claims held by the Target;

(xiv)        terminated, modified, amended any Material Contract, or entered into any new contracts or agreements, except in the ordinary course of business consistent with past practice or pursuant to the terms of a Material Contract; or

(xv)         agreed, whether orally or in writing, to do any of the foregoing.

Section 4.7.           Title to Personal Property.  Except as set forth on Schedule 4.7, the Target has good and valid title to, a valid leasehold interest in, or a valid license to use, all personal property and assets, tangible or intangible, (a) shown on the Most Recent Balance Sheet or acquired thereafter prior to the date hereof, free and clear of all Liens except for Permitted Encumbrances, except for properties and assets disposed of in the ordinary course of business and (b) used in the conduct of the Target’s business as of Closing and for the previous six (6) months, except property and asset dispositions of less than $10,000 individually or $50,000 in the aggregate in the ordinary course of business consistent with past practices during such time.

Section 4.8.           Taxes.  Except as set forth on Schedule 4.8:

(a)           The Target has duly and timely filed all Tax Returns required to be filed (taking into account valid extensions) by it, all such Tax Returns have been prepared in material compliance with all applicable laws and regulations and are true, correct and complete in all material respects.  Except as set forth in Schedule 4.8, all Taxes owed by the Target (whether or not shown or required to be shown on any Tax Return) have been timely paid.

(b)           Except as set forth on Schedule 4.8:

(i)           the Target is not currently the subject of a Tax audit or examination;

(ii)          the Target has not consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Governmental Entity;

(iii)         the Target (A) is not a party to any “closing agreements” described in Code § 7121 (or any comparable provision of state, local or foreign Tax law) or (B) has not requested or received any Tax ruling, in either case that would have continuing effect after the Closing Date;

(iv)         the Target has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing by the Target to any employee, independent contractor, creditor, stockholder or other third party, and all material forms required with respect thereto have been properly completed and timely filed; and

(v)          there are no outstanding claims in a jurisdiction in which the Target does not file Tax Returns, that the Target is or may be subject to taxation by that jurisdiction relating to the conduct of the business of the Target.

(c)           The Target is properly treated as a partnership for federal income tax purposes.

Section 4.9.           Contracts and Commitments.  Except as expressly contemplated by this Agreement or as set forth on Schedule 4.9(a), the Target is neither a party to nor is bound by any of the following written or oral contract or agreement:

(i)           pension, profit-sharing, option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

(ii)          collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii)         management agreement, consulting agreement, employee leasing agreement or contract for the employment or services of any officer, individual employee, independent contractor, consultant or other Person on a full-time, part-time, consulting or other basis, or any other arrangement or understanding (A) providing annual cash or other compensation in excess of $25,000, (B) providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby, or (C) otherwise restricting the Target’s ability to terminate the employment or services of any employee, independent contractor, or consultant at any time for any lawful reason or for no reason without penalty or liability (except for any agreement terminable without cause by the Target on no more than thirty days’ notice);

(iv)         agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Target or any letter of credit arrangements, or any guarantee therefor;

(v)          lease or agreement under which the Target is a (A) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $25,000 or (B) lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Target;

(vi)         other contract or group of related contracts with the same party or group of affiliated parties that involves payments over the life thereof by the Target in excess of $50,000 per year or $100,000 in the aggregate, or which are not terminable by the Target upon 30 days’ or less notice without premium or penalty;

(vii)        agreements relating to the ownership of investments in or loans and advances to any Person, including investments in joint ventures and minority equity investments;

(viii)       inbound or outbound license, royalty, or other agreement with respect to any Target Intellectual Property (except for license agreements of non-customized commercially available off-the-shelf software subject to “shrink-wrap” or “click-wrap” license agreements) and all other agreements affecting the Target’s ability to use or disclose any Target Intellectual Property;

(ix)         contract or agreement prohibiting the Target from engaging in any business (other than pursuant to any radius restriction contained in any lease, reciprocal easement or development, construction operating or similar agreement);

(x)          agreement or commitment for the purchase by the Target of machinery, equipment or other personal property for an amount in excess of $10,000;

(xi)         agreement that provides any customer of the Target with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Target, including, without limitation, any agreement containing “most favored nation” provisions;

(xii)        agreement involving the settlement of any lawsuit with respect to which (i) any unpaid amount exceeds $50,000 or (ii) conditions precedent to the settlement thereof have not been satisfied; or

(xiii)       agreement for the disposition of any significant portion of the assets or business of the Target or any agreement for the acquisition of a significant portion of the assets or business of any other Person.

All of the contracts, agreements and instruments set forth or required to be set forth on Schedule 4.9(a) (the “Material Contracts”) are valid, binding, fully executed and enforceable as to the Target, and to the Knowledge of Target or NTR, as to the other parties thereto, in accordance with their respective terms, in each case subject to (i) the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally; (ii) as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iii) obtaining the necessary consents disclosed on Schedule 4.1(e).  Except as set forth on Schedule 4.9(b), the Target has materially performed all obligations required to be performed by it and is not in material default under or in material breach of nor in receipt of any claim of default or breach under any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Target under any Material Contract and, to the Knowledge of the Target, there has been no breach or cancellation or anticipated breach or cancellation by the other parties to any Material Contract.  The Target has made available to the Buyer true and complete copies of all Material Contracts, including all amendments thereto.

Section 4.10.         Intellectual Property Rights.

(a)           Schedule 4.10(a) contains a complete and accurate list of all of the following that are owned by the Targets: (i) patented or registered trademarks, copyrights and other Intellectual Property Rights, (ii) pending patent, trademark or copyright applications or applications for registration of other Intellectual Property Rights, (iii) unregistered trademarks and service marks currently used in connection with any material product, process or service of the Target, and (iv) unregistered copyrights, works of authorship, know-how, research and development and other technical information embodied in or necessary to or useful for any product, process or service of the Target.  The Target owns all right, title and interest in and to all of the Intellectual Property Rights set forth on Schedule 4.10(a), and owns all right, title and interest in and to, or possesses a valid and enforceable right to use all other Intellectual Property Rights used in its business as presently conducted (collectively, the “Target Intellectual Property”), in each case, free and clear of all Liens other than Permitted Encumbrances.  Immediately after the Closing, the Surviving Corporation will own or have a valid and enforceable right to use all Target Intellectual Property on terms and conditions substantially identical to those under which the Target owned or used such Intellectual Property Rights immediately prior to the Closing.

(b)           Except as set forth on Schedule 4.10(b), (i) there are no actions presently pending against the Target contesting the validity, use, ownership or enforceability of any of the Target Intellectual Property, (ii) the conduct of the Target’s business does not infringe, misappropriate, dilute or otherwise violate, and has not, in the six (6) years prior to the Closing Date, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights of other Persons; and, to the Knowledge of the Target or NTR, there are no facts which indicate a likelihood of any of the foregoing and the Target has not received any written notice regarding the foregoing (including, without limitation, any demand or request that the Target license any rights from a third party), and (iii) to the Knowledge of the Target or NTR, no third party has infringed, misappropriated, diluted or otherwise violated any of the Target Intellectual Property.

(c)           Except as set forth on Schedule 4.10(c), the Target has taken steps commercially reasonable under the circumstances to maintain and protect all of the Target Intellectual Property.  Without limiting the generality of the foregoing, all current and former employees, contractors and consultants of the Target who have participated in the creation or development of any of the Target Intellectual Property have executed and delivered to the Target a valid and enforceable agreement providing for the assignment by such Person to the Target of all right, title and interest in and to, free of any Liens, any Intellectual Property arising out of such Person’s employment by, engagement by, or contract with the Target.

(d)           To the Knowledge of the Target or NTR, the Target has information technology systems sufficient to operate its business as presently conducted and as anticipated to be conducted over the next two (2) years, and no contract for the provision of any component of such systems from a third-party provider is set to expire, terminate, or be renegotiated in the next two (2) years.  To the Knowledge of the Target or NTR, the Target has commercially appropriate disaster recovery plans, procedures and facilities for its business, has tested such plans at least once per year for the last three (3) years with no material problems except as disclosed in Schedule 4.10(d), and has taken all reasonable steps to safeguard and maintain the information technology systems utilized in the operation of its business as presently conducted.

Section 4.11.         Litigation.  Except as set forth on Schedule 4.11, there are, and during the past three (3) years have been, no actions, suits, proceedings (including any arbitration proceedings), orders, or, to the Knowledge of the Target or NTR, investigations or claims pending or threatened in writing against the Target, at law or in equity, or before or by any Governmental Entity (including any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement).

Section 4.12.         Brokerage.  No agent, broker, finder or investment or commercial banker, or other Person or firm engaged by or acting on behalf of the Target in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or such transactions.

Section 4.13.         Employees.

(a)           Except as set forth on Schedule 4.13(a), with respect to the business of the Target: (i) there is no collective bargaining agreement or relationship with any labor organization; (ii) to the Knowledge of the Target or NTR, no executive or manager of the Target (A) has any present intention to terminate his or her employment, or (B) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person that would be material to the performance of such employee’s employment duties, or the ability of such entity or the Buyer to conduct the business of such entity; (iii) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (iv) to the Knowledge of the Target or NTR, no union organization or decertification efforts are underway or threatened and no other question concerning representation exists; (v) no labor strike, work stoppage, slowdown or other material labor dispute has occurred, and none is underway or, to the Knowledge of the Target or NTR, threatened; (vi) there is no material workman’s compensation Liability or claim outside the ordinary course of business; (vii) there is no employment-related charge, compliance, grievance, investigation, inquiry or obligation of any kind, pending or threatened in writing in any forum, relating to an alleged material violation or breach by the Target (or its officers or directors) of any Law; and (viii) to the Knowledge of the Target or NTR, no employee or agent of the Target has committed any act or omission giving rise to a material Liability for any violation or breach identified in subsection (vii) above.  In the last five (5) years, the Target has not engaged in any plant closing or employee layoff activities that would violate or give rise to any material Liability under the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation.  The Target is in compliance in all material respects with all applicable Laws relating to employment.

(b)           Schedule 4.13(b) contains a true and complete list as of the date hereof (i) all employees or leased employees of the Target having an annual salary in excess of $100,000 and (ii) the rate of all current compensation payable to each such employee, including, without limitation, any bonus, contingent or deferred compensation.

Section 4.14.         Employee Benefit Plans.  Schedule 4.14(a) sets forth a complete and correct list of each Employee Plan.  Each Article 4 Party represents and warrants that each Employee Plan listed on Schedule 4.14(a) will be assigned to the Surviving Corporation upon delivery by Target of notice of the Merger to the provider of each Employee Plan listed on Schedule 4.14(a) in form requested by the providers of the Employee Plans, and that, upon delivery of such notice, coverage under each such Employee Plan shall continue after the Merger on the same terms and conditions as were in effect immediately prior to the Merger.  Each Article 4 Party further represents and warrants that the Target has taken all necessary steps to deliver such notice to the providers of the Employee Plans listed on Schedule 4.14(a).

(a)           Each Employee Plan has been maintained, funded and administered in all material respects in accordance with the terms of such Employee Plan and complies in form and operation with applicable Law, including ERISA and the Code.

(b)           No Employee Plan provides, and the Target has no obligation to provide or has any Liability with respect to, the provision of health or life insurance or other welfare or welfare-type benefits to any Person beyond their retirement or other termination of service (other than as may be required under COBRA), and the Target and the ERISA Affiliates have complied and are in compliance with the requirements of COBRA.  Neither the Target nor any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to or any other Liability under or with respect to (i) a plan subject to Title IV of ERISA or Code §412 or ERISA § 302, (ii) a Multiemployer Plan, (iii) a “multiple employer welfare arrangement” (as defined in ERISA §3(40)), or (iv) a “multiple employer plan” within the meaning of ERISA § 210 or Code § 413(c).  The Target has no Liabilities as a consequence of at any time being considered a single employer under Code §414 with any other Person.

(c)           All contributions, premiums and other payments (including all employer contributions and employee salary reduction contributions) that are due for any period ending prior to or on the Closing Date have been timely made with respect to each Employee Plan and all contributions, premiums and other payments for any period ending on or before the Closing Date that are not yet due shall have been made or properly accrued as of the Closing Date.  No Employee Plan has any unfunded liability that is not accurately reflected on the Most Recent Balance Sheet.

(d)           Each Employee Plan that is intended to meet the requirements of a “qualified plan” under Code § 401(a) is so qualified, has received a favorable determination letter from the Internal Revenue Service or is entitled to rely upon an opinion letter from the Internal Revenue Service on the form of a prototype plan document to the effect that the form of such prototype plan document meets the requirements of Code §401(a), and no events have occurred or circumstances exist that could reasonably be expected to adversely affect the qualified status of such Employee Plan.

(e)           With respect to each Employee Plan, the Target has made available to the Buyer true and complete copies of, as applicable: (i) the plan document, including all amendments thereto (including written summaries of any unwritten Employee Plan); (ii) any related trust agreement or other funding instrument; (iii) the most recent Internal Revenue Service determination or opinion letter; (iv) the most recent financial statements and Form 5500 annual report (as filed, including all attachments); (v) the most recent summary plan description provided to participants; (vi) any other material document pursuant to which the Employee Plans are maintained or funded; and (vii) any correspondence with any Government Entity in past three (3) years relating to any Employee Plan.

(f)           Except as set forth on Schedule 4.14(f), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any accelerated vesting or acceleration of the time of payment of, or an increase in the amount or value of or require the funding of any benefits or compensation payable to, or otherwise result in the payment of benefits or compensation to, any Person under any Employee Plan.

(g)           There do not exist any pending or, to the Knowledge of the Target or NTR, threatened claims (other than routine undisputed claims for benefits), suits, actions, disputes, proceedings, audits or investigations by, on behalf of, or against or relating to any Employee Plan and there are no facts or circumstances that would give rise to or could reasonably be expected to give rise to any such action, suit, dispute, proceeding, audit, investigation or claim.  Neither the Target nor any of its officers, directors or employees nor, to the Knowledge of the Target or NTR, any other Person, has engaged in any prohibited transaction (as defined in Code §4975 or ERISA §406) or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan that would subject the Target to any material Liability under ERISA or the Code or would result in any material claim being made under, by or on behalf of or relating to any such Employee Plan by any party with standing to make such claim.

(h)           The Target has, for purposes of each Employee Plan, correctly classified those individuals performing services for the Target as common law employees, leased employees, independent contractors or agents except as would not result in material Liability to the Target.  Each Employee Plan that constitutes a non-qualified deferred compensation plan for purposes of Code Section 409A has been operated in operational and documentary compliance with Code Section 409A and applicable guidance from the Internal Revenue Service.

Section 4.15.         Compliance with Laws; Permits

(a)           The Target is, and has been since January 1, 2009, in material compliance with all Laws;

(b)           The Target holds all material Permits which are required for the conduct of its business and the ownership of its properties, and the Target is in material compliance with all terms and conditions of all material Permits which it holds; and

(c)           Except as set forth on Schedule 4.15(c), the Target has not received any notification from any Governmental Entity (i) asserting that the Target is not in compliance with any Law, or (ii), threatening in writing to revoke any material Permit owned or held by the Target.

Section 4.16.         Environmental Matters.  Except as set forth on Schedule 4.16:

(a)           The Target is, and has been, in material compliance with all Environmental Laws.

(b)           The Target has obtained and is, and has been, in material compliance with all Permits required pursuant to any Environmental Laws for the operation of the businesses of the Target and the occupation of the facilities of the Target.

(c)           The Target is not aware that the execution or delivery of this Agreement or any other documents contemplated by this Agreement or the consummation of the transactions contemplated hereby or thereby will conflict with or result in the breach of any term or provision of, or violate or constitute a default under (or an event that with notice or the lapse of time or both would constitute a breach or default), or result in the creation of any Lien pursuant to, or relieve any third party of any obligation or give any third party the right to terminate or accelerate any obligation under, any bylaw or material contract, agreement, Permit, Order, Law or Environmental Law to which Target is a party or by which any of its assets is in any way bound or obligated.

(d)           The Target is not aware of any situation where a loss or expiration of any Permit is pending, threatened or reasonably foreseeable, other than expiration of any such Permit that may be renewed in the ordinary course of business without lapsing.

(e)           The Target has not received any written or oral notice, report, Claim, Order or other information regarding any actual or alleged violation of, or Liability under, Environmental Laws and there are no Claims or Orders pending or, to the Knowledge of Target or NTR, threatened against or affecting the Target relating to Environmental Laws.

(f)           The Target has no material Liability under Environmental Laws, including, but not limited to, liability for the release or disposal of, contamination by, exposure to, or clean-up of, any Hazardous Substances.

(g)           The Target has not assumed, undertaken, provided an indemnity with respect to or otherwise become subject to, any Liability of any other Person relating to Environmental Laws.

(h)           The Target has no material Liability with respect to the presence of Hazardous Substances, in any product or item or in or upon any premises, property or facility.

(i)           The Target has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to any substance, including, but not limited to, Hazardous Substances, or owned or operated any property or facility, which is or has been contaminated by any substance, including, but not limited to, Hazardous Substances, so as to give rise to any material Liability of the Target under any Environmental Laws.

(j)           The Target has identified and provided to the Buyer copies of all environmental reports, audits, assessments, studies, tests, reviews, investigations, and any other environmental documents and analyses  related to the facilities or operations of the Target, that are in the possession, custody, or under the reasonable control of the Target.

(k)           The Target has identified and provided to the Buyer copies of all filed reports and reports that are required to be filed by Target concerning the threatened or actual release of any Hazardous Substance and the threatened or actual violation of any Environmental Laws.

(l)           The Target has identified and provided to Buyer, a list of all Hazardous Substances that have been generated, disposed of, release or transported in violation of any Environmental Laws including copies of all reports, audits, assessments, studies, test, reviews, investigations, and any other documents and analyses.

(m)           The Target has identified and provided to Buyer, copies of all reports, audits, assessments, studies, tests, reviews, investigations, and any other documents and analyses related to or concerning underground storage tanks.

(n)           The Target has identified and provided to Buyer, copies of all reports, audits, assessments, studies, tests, reviews, investigations, and any other documents and analyses related to or concerning radon, asbestos, asbestos containing materials, urea formaldehyde, foam insulation, lead, petroleum, and polychlorinated biphenyls.

(o)           The Target has identified and provided to Buyer, copies of all reports, audits, assessments, studies, tests, reviews, investigations, and any other documents or analyses related to or concerning compliance with all financial responsibility requirements imposed by any Governmental Entity under Environmental Laws.

Section 4.17.         Affiliate Transactions.  Except as set forth on Schedule 4.17, neither any of the Target’s Affiliates nor any Insider, directly or indirectly, (a) is or has for the past three years been a party to any agreement, contract, commitment or transaction with the Target, or provided services to the Target, (b) currently has or for the past three years has had any interest in any property (real, personal, mixed, tangible or intangible), that is used in the business of the Target and/or (c) currently is or has for the past three years been, an employee, consultant, competitor, creditor, debtor, referral source, customer, distributor, supplier or vendor of the Target.

Section 4.18.         Real Property.

(a)           The Target or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens other than the Permitted Encumbrances.  Schedule 4.18(a) contains a true and complete list (including, without limitation, legal descriptions), as of the date hereof, of the Owned Real Estate.  As of the date hereof, neither the Target nor any of its Subsidiaries currently lease all or any part of the Owned Real Estate.  The Target or its Subsidiary has, as of the date of this Agreement, good and valid rights to such easements, rights of way and other rights appurtenant to each of the Owned Real Estate as are necessary to permit ingress and egress to and from the Owned Real Estate for all usual street and road purposes, except as set forth on Schedule 4.18(a) and where the failure to have such title would not have a Material Adverse Effect.  The material improvements on the Owned Real Estate have, as of the date of this Agreement, access to such sewer, water, gas, electric, telephone and other utilities as are necessary to allow the business of the Surviving Corporation operated thereon to be operated in the ordinary course as currently operated, except as set forth on Schedule 4.18(a) and where the failure to have such access would not have a Material Adverse Effect.

(b)           Schedule 4.18(b) sets forth the address of all leasehold or subleasehold estates or other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property of the Target or its Subsidiary (the “Leased Real Property”) and a complete list of all Leases (as defined below) for each such Leased Real Property.  Except as set forth on Schedule 4.18(b), the Target has delivered to the Buyer a true and complete copy of all leases, subleases, licenses, concessions (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) and other agreements pursuant to which the Target or its Subsidiary holds any Leased Real Property (including oral leases) (the “Leases”), and in the case of an oral lease, a written summary of the material terms of such lease. Except as set forth on Schedule 4.18(b), with respect to each of the Leases: (i) such Lease is a legal, valid, binding and enforceable obligation of Target or its Subsidiary and is in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights laws and subject to the exercise of judicial discretion in accordance with general principles of equity; (ii) the Target’s or its Subsidiary’s possession and quiet enjoyment of the Leased Real Property under each such Lease has not been disturbed in any material respect, and to the Knowledge of Target, there are no disputes with respect to such Lease; (iii) neither the Target nor the landlord is in material default under any such Lease, and to the Knowledge of the Target or NTR, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material default; (iv) neither the Target nor its Subsidiary who is the tenant has assigned any interest under any of the Leased Real Property or sublet or permitted any other Person to occupy any part of the Leased Real Property; (v) neither the Target nor its Subsidiary who is the tenant has collaterally assigned or granted any other security interest in such lease or any interest therein; (vi)  no security deposit under any Lease has been used and not redeposited in full; and (vii) there are no Liens on the estate or interest created by such Lease other than any rights that the landlord may have and other than Permitted Encumbrances.

(c)           The Owned Real Estate identified in Schedule 4.18(a) and Leased Real Property identified in Schedule 4.18(b) comprises all of the real property used in the business and operations of the Target and its Subsidiaries.  Except as set forth on Schedule 4.18(a), the buildings, systems and improvements located on the Owned Real Estate and the Leased Real Property are in sufficiently good working condition (except for ordinary wear and tear) to allow the business of the Surviving Corporation to be operated in the ordinary course as currently operated.  As of the date of this Agreement, no condemnation proceeding related to any Owned Real Estate or any Leased Real Property is pending or, to the Knowledge of the Target, threatened, which would preclude or materially impair the use of any Real Property for the uses for which it is currently used.  The current use of the Owned Real Estate and the Leased Real Property by the Target or its Subsidiaries does not violate in any material respect any restrictive covenants, Laws, easements, zoning restrictions or similar restriction in any instrument of record or unrecorded agreement affecting the Real Property or zoning affecting any of the Real Property.  The Target has delivered or made available to the Buyer copies of the deeds and other instruments (as recorded) by which the Target or its Subsidiary acquired each parcel of Owned Real Estate, and copies of all title insurance policies, opinions, zoning reports, abstracts and surveys, to the extent any of the foregoing are in the possession of the Target and its Subsidiaries relating thereto.  To the Knowledge of the Target, there are no material unrecorded agreements entered into by the Target or any of its Subsidiaries that could have an effect on the Target’s nor its Subsidiary’s ability or right to own, use, operate, develop, or transfer the Real Property.  To the Knowledge of the Target, there are no agreements, Orders, licenses, Permits, conditions or other directives issued by a Governmental Entity which relate to the future use or require the change in the present use or operations of the Real Property.  Except as set forth in Schedule 4.18(c), there are no outstanding options, rights of first offer or rights of first refusal to purchase, lease, sublease or otherwise use any Owned Real Estate, or to the Knowledge of the Target, any Leased Real Property, or any portion thereof or interest therein.  To the Knowledge of the Target, except as set forth on Schedule 4.18(c), each parcel of Owned Real Estate constitutes whole Tax lots for purposes of real property Taxes and contains no partial Tax lots.  Except as set forth in Schedule 4.18(c), there are no leases, licenses, subleases, concessions or other Contracts, written or oral, granting to any other Person the right to use or occupy the Real Property or any portion thereof and no other Person other than the Target or one of its Subsidiaries is in possession of any Owned Real Estate or any Leased Real Property or any portion thereof.

Section 4.19.         Insurance.  Schedule 4.19 contains a description of each insurance policy maintained by the Target with respect to its properties, assets and business.  The Target is not in breach or default with respect to its obligations under any insurance policy it maintains.  No claim for coverage by the Target has been denied within the last three (3) years, and no claim for coverage by the Target is currently pending.  The Target has not received any written notice of cancellation or intent to cancel or notice of increase or intent to increase premiums in any significant respect with respect to such policies.

Section 4.20.         Referral sources, customers, payors and suppliers.  Schedule 4.20 lists the payors, customers and suppliers of the Target from which the Target has received gross receipts, or has purchased material, products or services, in excess of $150,000 for the twelve-month period ending December 31, 2010 and $75,000 for the six-month period ending June 30, 2011 and sets forth opposite each payor, customer and supplier the amount of receipts attributable to such payor, customer and supplier during such period.  As of the date hereof (and without taking into consideration the transactions contemplated by this Agreement), no such customer, payor or supplier has indicated that it shall stop, or materially decrease the rate of, purchasing materials, products and services or supplying materials, products or services to the Target.

Section 4.21.         Accounts receivable.  All notes and accounts receivable of the Target are reflected properly on its books and records and are valid receivables subject to no set-offs or counterclaims.

Section 4.22.         Guaranties and indebtedness.  Except as set forth on Schedule 4.22, the Target is not a guarantor for any liability or obligation (including indebtedness) of any other person.  Except as set forth on Schedule 4.22, the Target has no outstanding Indebtedness.

Section 4.23.         No acceleration of rights or benefits.  Except as set forth on Schedule 4.23, (i) the Target has not made nor is it obligated to make any payment to any person in connection with the transactions contemplated by this Agreement or any other change of control transaction, (ii) no rights or benefits of any person have been or will be accelerated or increased as a result of the consummation of the transactions contemplated by this Agreement, (iii) no person’s rights or obligations with respect to the Target may be modified upon a change of control of the Target and (iv) except as provided herein, no person has the right to receive payment (including rescission or liquidated damages) as a result of a change of control of the Target.

Section 4.24.         Officers and directors; bank accounts.  Schedule 4.24 lists all officers and directors of the Target and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for the Target.

Section 4.25.         Accredited Investor Status.  Each Article 4 Party is an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D, promulgated under the Securities Act.

ARTICLE 5.

INDEMNIFICATION

Section 5.1.           Survival of Representations and Warranties.  The representations and warranties of (i) the Article 4 Parties and the Buyer and MergerSub contained in this Agreement and any certificate delivered in accordance with this Agreement will survive the Closing through and including the second (2nd) anniversary of the Closing Date (the “General Survival Period”); provided, however, that the representations and warranties of (i) Section 3.1 ("Corporate Existence and Power"), Section 3.3 (“Corporate Authorization”) and Section 3.4 (“Capitalization”), will survive the Closing until the applicable statute of limitations has expired, and (ii) Section 4.1(a) through (c) (“Organization; Authority; No Breach”) and Section 4.2 (“Capitalization; Title to Acquired Securities”) will survive the Closing until the applicable statute of limitations has expired (in each case, the “Survival Period”); provided, however, that any obligations under Section 5.2(a)(i), Section 5.2(a)(ii), Section 5.2(b)(i) and Section 5.2(b)(ii) will not terminate with respect to any losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, claims, suits, actions, causes of action, assessments, awards, costs, and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third-Party Claim (at that term is defined herein) (each,  “Loss,” and collectively, “Losses”) as to which the Person to be indemnified will have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 5.3(a) before the termination of the applicable General Survival Period or Survival Period, as applicable.

Section 5.2.           Indemnification.

(a)           From and after the Closing, but subject to the remaining provisions of this Article 5, the Buyer will indemnify and hold the Target, NTR and the Members and their respective Affiliates and their respective directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors, and permitted assigns (collectively, the “Target Indemnified Parties”) harmless from and against, and pay to the applicable Target Indemnified Parties the amount of, any and all Losses based upon, attributable to, or resulting from:

(i)           Any inaccuracy of the representations or warranties made by the Buyer or MergerSub in this Agreement or any other document provided to Target, the Members or NTR by the Buyer pursuant to this Agreement, except to the extent that any such representation or warranty relates to a specific date, in which case the failure of such representation or warranty to be true and correct as of such date; and

(ii)          Any breach of any covenant or other agreement on the part of the Buyer or MergerSub under this Agreement.

(b)           From and after the Closing, but subject to the remaining provisions of this Article 5, the Article 4 Parties will indemnify and hold the Buyer, the Surviving Corporation and their respective Affiliates and directors, managers, officers, employees, equity holders, members, partners, agents, attorneys, representatives, successors, and permitted assigns (collectively, the “Buyer Indemnified Parties”) harmless from and against, and pay to the applicable Buyer Indemnified Parties the amount of, any and all Losses based upon, attributable to, or resulting from:

(i)           Any inaccuracy of the representations or warranties made by the Target, NTR or the Members in this Agreement or any other document provided to Buyer by the Target, the Members or NTR pursuant to this Agreement as of the date of this Agreement, except to the extent that any such representation or warranty relates to a specific date, in which case the failure of such representation or warranty to be true and correct as of such date; and

(ii)          Any breach of any covenant or other agreement on the part of the Target, NTR or the Members under this Agreement.

(c)           No party shall be liable under this Article 5 for any Losses resulting from or relating to any inaccuracy in or breach of any representation or warranty if the party seeking indemnification for such Losses had actual knowledge of such breach prior to Closing.

Section 5.3.           Indemnification Procedures.

(a)           A claim for indemnification for any matter not involving a Third-Party Claim (as that term is defined herein) may be asserted by prompt written notice to the party from whom indemnification is sought.

(b)           In the event that any judicial, administrative, or arbitral action, suit, mediation, investigation, inquiry, proceeding, or Claim (including any counterclaim) by or before any Governmental Entity is instituted or that any claim or demand is asserted by any third party in respect of which indemnification may be sought under Section 5.2 (regardless of the limitations set forth in Section 5.4) (a “Third-Party Claim”), the indemnified party will promptly cause written notice of the assertion of any Third-Party Claim of which it has knowledge that is covered by this indemnity to be forwarded to the indemnifying party.  The failure of the indemnified party to give reasonably prompt notice of any Third-Party Claim will not release, waive, or otherwise affect the indemnifying party’s obligations with respect thereto, except to the extent that the indemnifying party can demonstrate that it has been prejudiced as a result of such failure. Subject to the provisions of this Section 5.3:

(i)           the indemnifying party may elect, by written notice to the indemnified party, to assume and control, at its sole expense, the defense of any such Third-Party Claim, and the indemnifying party will have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle, or otherwise deal with any Third-Party Claim that relates to any Losses indemnified against under this Article 5; provided that the indemnifying party will have acknowledged in writing to the indemnified party its unqualified obligation to indemnify the indemnified party as provided under this Article 5;

(ii)          if the indemnifying party elects to defend against, negotiate, settle, or otherwise deal with any Third-Party Claim that relates to any Losses indemnified against by it under this Article 5, it will reasonably promptly notify the indemnified party of its intent to do so; provided, however, that the indemnifying party must conduct its defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard;

(iii)         if the indemnifying party elects not to defend against, negotiate, settle, or otherwise deal with any Third-Party Claim that relates to any Losses indemnified against by it under this Article 5, fails to notify the indemnified party of its election as provided in this Section 5.3(b), or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle, or otherwise deal with such Third-Party Claim; and

(iv)         if the indemnifying party will assume the defense of any Third-Party Claim, the indemnified party may participate, at its own expense, in the defense of such Third-Party Claim; provided, however, that such indemnified party will be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (A) so requested by the indemnifying party to participate or (B) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party will not be required to pay for more than one such counsel (plus any appropriate local counsel) for all indemnified parties in connection with any Third-Party Claim.

(c)           The indemnified party and the indemnifying party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including, to the extent permitted by law, by providing access to each other's relevant business records and other documents, and employees, subject to customary covenants of confidentiality. The indemnified party and the indemnifying party shall use reasonable best efforts to avoid production of confidential or competitively sensitive information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(d)           Notwithstanding anything in this Section 5.3 to the contrary, neither the indemnifying party nor the indemnified party may, without the written consent of the other party, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment unless (i) the claimant (or claimants) and such party provide to such other party an unqualified release from all liability in respect of the Third-Party Claim, and (ii) the terms of settlement or compromise of such Third-Party Claim provide that the indemnified party shall have no responsibility for the discharge of any settlement amount and impose no other obligations or duties on the indemnified party (including any admission of culpability). If the indemnifying party makes any payment on any Third-Party Claim, the indemnifying party will be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Third-Party Claim.

(e)           With respect to a Third-Party Claim under this Section 5.3, after (i) any final decision, judgment, or award will have been rendered by a Governmental Entity and the expiration of the time in which to appeal therefrom, (ii) a settlement will have been consummated, or (iii) the indemnified party and the indemnifying party will have arrived at a mutually binding agreement, the indemnified party will forward to the indemnifying party notice of any sums due and owing by the indemnifying party in accordance with this Agreement with respect to such matter and the indemnifying party will pay all of such remaining sums so due and owing to the indemnified party in accordance with this Article 5.

Section 5.4.           Limitations on Indemnification for Breaches of Representations and Warranties.

(a)           An indemnifying party will not have any liability under Section 5.2(a)(i) or Section 5.2(a)(ii) unless the aggregate amount of Losses incurred by the indemnified parties and indemnifiable under this Article 5 based upon, attributable to, or resulting from the failure of any of the representations or warranties to be true and correct exceeds $50,000 (the “Deductible”) and, in such event, the indemnifying party will be required to pay the entire amount of all such Losses in excess of the Deductible; provided that, the Deductible limitation will not apply to Losses related to:

(i)           the failure to be true and correct of any of the representations and warranties set forth in Section 3.1 ("Corporate Existence and Power"), Section 3.3 (“Corporate Authorization”), Section 3.4 (“Capitalization”), Section 4.1(a) through (c) (“Organization; Authority; No Breach”), Section 4.2 (“Capitalization; Title to Acquired Securities”), or Section 4.8 (“Taxes”) of this Agreement;

(ii)          the Buyer’s or Target’s breach of any of the covenants contained in Article 7; or

(iii)         any indemnification claim arising out of any fraudulent breach of any representation or warranty of the Buyer, MergerSub, the Target, NTR or the Members.

(b)           The Buyer will not be required to indemnify the Target Indemnified Parties under Section 5.2(a) for an aggregate amount of Losses exceeding $50,000 (the “Buyer Cap”); provided that, there will be no Buyer Cap with respect to Losses related to any indemnification claim arising out of:

(i)           any fraudulent breach of any representation or warranty of Buyer or Merger Sub in this Agreement;

(ii)          any breach of any of the covenants contained in Article 7.

(c)           The Article 4 Parties will not be required to indemnify the Buyer Indemnified Parties under Section 5.2(b) for an aggregate amount of Losses exceeding $500,000 (the “Target Cap”); provided that, there will be no Target Cap with respect to Losses related to any indemnification claim arising out of:

(i)           any breach of the representations or warranties contained in Section 4.8;

(ii)          any fraudulent breach of any representation or warranty of Target, NTR or the Members in this Agreement;

(iii)         any breach of any of the covenants contained in Article 7.

(d)           For purposes of determining the failure of any representations or warranties to be true and correct, the breach of any covenants or agreements, and calculating Losses under this Article 5, any materiality or Material Adverse Effect qualifications in the representations, warranties, covenants, and agreements will be disregarded.

(e)           Any amounts payable in accordance with this Article 5 will be net of any insurance proceeds actually received by the party in connection with such Loss.

(f)           Each indemnified party shall take, and shall cause their respective Affiliates to take, all reasonable steps to mitigate and otherwise minimize their Losses to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any claims for indemnification.

(g)           No indemnifying party shall be liable to any indemnified party for any consequential, incidental or punitive damages or damages in the nature of loss of value or lost profits, without regard to whether such damages are alleged.

Section 5.5.           Exclusive Remedy.  The Target Indemnified Parties acknowledge and agree that the foregoing indemnification provisions in this Article 5 shall be the sole and exclusive remedy with respect to a breach of the representations, warranties and covenants contained in this Agreement, except in the case of fraud; provided, however, this Article 5 shall not prohibit equitable remedies, including without limitation, specific performance or injunctive relief.  The Buyer Indemnified Parties acknowledge and agree that, with respect to any claims for indemnification made by any Buyer Indemnified Party, the Buyer Indemnified Party shall first be entitled to the Escrowed Shares (or such lesser portion thereof as is necessary for the Buyer Indemnified Party to recover its Losses).  If the Buyer Indemnified Party’s claim for indemnification exceeds the value of the Escrowed Shares, then the Buyer Indemnified Party shall be entitled to (i) the Escrowed Shares, and (ii) to recover such additional portion of its Losses as is in excess of the value of the Escrowed Shares through any means available to such Buyer Indemnified Party, at law or in equity, including but not limited to, specific performance or injunctive relief.  For purposes of this Section 5.5, the value of one Escrowed Share shall be equal to the average closing price of one share of Buyer Common Stock as shown on the New York Stock Exchange Amex for the twenty trading days on which there was trading activity of the Buyer Common Stock preceding the date a Claim is made pursuant to Section 5.3.

Section 5.6.           No Circular Recovery.  The rights of an indemnified party under this Article 5 shall be the exclusive remedy of the indemnified party with respect to any claim for which such indemnified party is entitled to indemnification hereunder.  Each indemnified party hereby agrees that it will not make any claim for indemnification against either the Buyer, MergerSub or the Target by reason of the fact that he was a director, officer, employee, consultant, agent or other representative of the Buyer, MergerSub or the Target (whether such claim is for damages of any kind or otherwise and whether such claim is pursuant to any statute, charter, by-law, contractual obligation or otherwise) with respect to any claim for indemnification brought by an indemnified party against either the Buyer, MergerSub or the Target, as applicable.

ARTICLE 6.

COVENANTS

Section 6.1.           General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the non-requesting party is obligated to do so at their sole cost and expense pursuant to the terms and conditions of this Agreement).

Section 6.2.           Public Announcements.  Subject to applicable Law, any public announcement relating to the Merger, this Agreement and the transactions contemplated hereby shall be mutually agreed upon and jointly made by the parties hereto; provided, however, that the Buyer shall be entitled to make any filings related to this Agreement and the transactions contemplated hereby that it deems appropriate in its sole discretion with the SEC as are required by applicable Law, in which case the Buyer shall use its commercially reasonable efforts to allow the Members reasonable time to comment on such filings in advance of making such filings with the SEC and shall act in good faith with respect to the incorporation of any reasonable amendments, deletions or changes that are suggested by the Members prior to releasing or making such filings; provided, that Buyer shall not be required to allow Members reasonable time to comment on such filings if the filing relates to any dispute between the Buyer and the Members with respect to this Agreement.

Section 6.3.           Employment Agreements.  Target acknowledges and agrees that all Employment Agreements between Target or any of its Affiliates and their respective employees that are in effect as of the Closing Date shall remain in full force and effect following the Closing Date.

Section 6.4.           Lock-Up Agreements.  Simultaneously with the execution hereof, each Member shall enter into a Lock-Up Agreement with the Buyer, in substantially the form attached hereto as Exhibit C, which shall prohibit each such Member from offering, selling, transferring, hypothecating or otherwise disposing of his or her respective shares of Exchanged Securities for a period of two (2) years from the Closing Date.

Section 6.5.           Registration Rights.  Simultaneously with the execution hereof, the Buyer shall enter into a Registration Rights Agreement with the Members and each holder of Management Options, in substantially the form attached hereto as Exhibit D, pursuant to which the Buyer shall provide the Members and the holders of the Management Options with Piggyback Registration Rights with respect to the Exchanged Securities and the shares of Buyer Common Stock underlying the Management Options, respectively.

Section 6.6.           Escrow Agreement.  Within thirty (30) days of the Effective Date, the Buyer and either the Members or the Member Representative shall enter into an Escrow Agreement, in the form attached hereto as Exhibit E (the “Escrow Agreement”).  In the event that (i) each of the Members or the Member Representative has not executed the Escrow Agreement within thirty (30) days of the Effective Date or (ii) each of the Members (if the Members enter into the Escrow Agreement) or the Member Representative (if the Member Representative enters into the Escrow Agreement) has not complied with the information disclosure requirements of the Escrow Agent within 30 days of the Effective Date, the right of any of the Members to receive the Escrow Shares shall be forfeited and the Escrow Shares shall not be issued by the Company.  Within three (3) business days of the execution of the Escrow Agreement by each of the Members (or the appointed Member Representative), the Company and the Escrow Agent, the Company shall issue the Escrow Shares to be held in an account specified by the Escrow Agent for the benefit of the Members pursuant to the Escrow Agreement.

Section 6.7.           Issuance of Options.  Within one year of the Closing Date, from time to time NTR will advise Buyer regarding the issuance of options to acquire up to an aggregate of 500,000 shares of Buyer Common Stock (the “Management Options”) to one or more members of the management of Target (each such advice, an “Option Notice”).  Each Option Notice shall include the name of the individual to whom a portion of the Management Options shall be granted (each an “Optionee”) and the number of Management Options to be granted to such Optionee.  Within 30 days of the receipt of each such Option Notice, Buyer will issue Management Options to each such Optionee pursuant to the direction of the Option Notice on the terms and conditions set forth in the Option Agreement, in the form attached hereto as Exhibit F (the “Option Agreement”), provided, however, that Buyer shall not be required to issue any Management Options to an Optionee until such time as such Optionee has delivered to the Company an executed and completed Option Agreement and executed and completed copies of all attachments thereto, and provided further that, to the extent NTR has not provided Option Notices to Buyer requesting the issuance of options to purchase an aggregate of 500,000 shares of Buyer Common Stock within one year of the Closing Date, Buyer shall be under no further obligation to issue the remainder of the Management Options.

Section 6.8.           Directors and Officers.

(a)           Buyer shall cause the Surviving Corporation and its Subsidiaries (and their successors) to establish and maintain for a period of not less than seven years from and after the date hereof provisions in their Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Target’s and its Subsidiaries’ former and current officers, directors and employees that are no less favorable to those persons than the provisions of the Governing Documents of the Target and its Subsidiaries as in effect as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified in any manner adverse to such officer, director or employee, except as required by applicable Law.  The Buyer shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the covenants contained in this Section 6.8.

(b)           In addition to and not in limitation of the terms of Section 6.8(a), during the period ending on the seventh anniversary of the date hereof, each of Buyer and the Surviving Corporation shall indemnify and hold harmless, and provide advancement of expenses to, to the fullest extent permitted under applicable Law, each present and former director, officer and employee of the Target or any of its Subsidiaries and such person’s heirs, executors or administrators against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with (i) any acts or omissions occurring or alleged to occur prior to, or as of, the date hereof in their capacities as officers, directors, employees or controlling stockholders of the Target or any of its Subsidiaries or taken by them at the request of the Target or any of its Subsidiaries (including acts or omissions in connection with such persons serving as an officer or director or in their capacity as a controlling stockholder in any entity if such service was at the request or for the benefit of the Target) or (ii) the negotiation, execution, adoption and approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement.

(c)           For a period of seven years after the date hereof, Buyer shall cause to be maintained in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Target and its Subsidiaries (provided that Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the directors and officers than the current policies) for a claims-reporting or discovery period of at least such seven year period with respect to matters arising on or before the date hereof.

(d)           The rights of each present and former director, officer and employee of the Target or any of its Subsidiaries, and such person’s heirs, executors or administrators, hereunder shall be in addition to, and not in limitation of, any other rights such person may have under the Governing Documents of the Target or any of its Subsidiaries, any other indemnification arrangement in existence as of the date of this Agreement, applicable Law or otherwise.

Section 6.9.           Section 16 Matters.  Prior to the date hereof, the Buyer’s board of directors, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Target who is a covered person of the Target for purposes of Section 16 of the Exchange Act of the Exchange Securities pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

ARTICLE 7.

TAX MATTERS

Section 7.1.           Tax Matters; Access.

(a)           Member Representative shall prepare and file all Tax Returns for any Pre-Closing Tax Periods (other than Straddle Periods) relating to the Target.  Member Representative shall be liable for and shall pay any and all Taxes related to the Target or the conduct of the Target’s business for all Pre-Closing Tax Periods.  The Buyer shall prepare and file all Tax Returns for any Post-Closing Tax Period.  The Buyer shall be liable for and shall pay all Taxes related to the conduct of the Target’s business for all Post-Closing Tax Periods.

(b)           The Buyer shall notify Member Representative in writing with five (5) days of receipt by the Buyer of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, compliance checks or assessments for which the Members may be liable.  The Members shall have the sole right to control any Tax audit or administrative or court proceeding relating to any Pre-Closing Tax Periods (other than Straddle Periods), and to employ counsel of its choice at its expense.

(c)           After the Closing, each of the Members and the Buyer shall, as reasonably requested by the other party: (i) cooperate with the other party in preparing any Tax Returns relating to the conduct of the Target’s business; (ii) cooperate in preparing for any audit of, or dispute with any Governmental Entity regarding, and any judicial or administrative proceeding relating to, liability for Taxes, in the preparation or conduct of litigation or investigation of claims, and in connection with the preparation of financial statements or other documents to be filed with any Governmental Entity, in each case relating to the conduct of the Target’s business; and (iii) furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit, examinations, compliance checks or information request with respect to any Tax periods for which the other is responsible.  Any information obtained pursuant to this Section 7.1(c) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties, except to the extent such information is required to be disclosed by Law.  Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor the Members shall be obligated to provide or make available to the other party any proprietary business information or copies of either party’s respective Tax Return.

(d)           The Buyer and the Target agree to utilize, or cause their respective Affiliates to utilize the standard procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

ARTICLE 8.

MISCELLANEOUS

Section 8.1.           Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given,

if to the Target, the Members or NTR, to:	Southern Bullion Trading, LLC
c/o NTR Metals, LLC
10720 Composite Drive
Attention: Carl D. “Trey” Gum, III

with a copy (which shall not constitute notice) to:	Jones Day
2727 N. Harwood Street
Dallas, Texas 75201
Attention: Emil Bova, Esq.

if to the Buyer, to:	DGSE Companies, Inc.
11311 Reeder Road
Dallas, Texas 75220-3408
Attention: Dr. L.S. Smith

with a copy (which shall not constitute notice) to:	K&L Gates LLP
1717 Main Street, Suite 2800
Dallas, Texas 75201
Attention: I. Bobby Majumder, Esq.

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.1 and the appropriate facsimile confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

Section 8.2.           Amendments; No Waivers.

(a)           Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Buyer and Target or, in the case of a waiver, by the party against whom the waiver is to be effective.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.3.           Entire Agreement/No Third Party Beneficiaries. All prior negotiations and agreements between the parties hereto relating to the subject matter hereof are superseded by this Agreement and as of the date hereof there are no representations, warranties, understandings or agreements, whether written or oral, expressed or implied, other than those specifically set forth herein. Except for the shareholders, directors, officers, employees and agents of the Buyer or the Target, the Members or NTR to the extent such persons benefit from the provisions set forth herein, there are no third party beneficiaries to this Agreement.

Section 8.4.           Waivers. Any failure by any of the parties hereto to comply with any of the obligations, agreements or conditions set forth herein may be waived by the other party or parties, provided, however, that any such waiver shall not be deemed a waiver of any other obligation, agreement or condition.

Section 8.5.           Amendments, Supplements or Modifications. Each of the parties agrees to cooperate fully in the effectuation of the transactions contemplated hereby and to execute any and all additional documents or take such additional actions as shall be reasonably necessary or appropriate for such purpose.

Section 8.6.           Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

Section 8.7.           Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the schedules and exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Texas without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.  In furtherance of the foregoing, the internal law of the State of Texas shall control the interpretation and construction of this Agreement and the schedules and exhibits hereto, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 8.8.           Exclusive Jurisdiction. The parties agree that any legal action, suit or proceeding arising out of or relating to this Agreement or the agreements and transactions contemplated hereby shall be instituted in a court located in the city of Dallas, Texas, which shall be the exclusive jurisdiction and venue of any legal proceedings, and each party hereto waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding.

Section 8.9.           Disclosure Schedules. Notwithstanding anything herein to the contrary, any matter disclosed in any section of the Disclosure Schedules shall be deemed to be disclosed in all parts of such Schedules regardless of whether such matter is specifically cross-referenced. The disclosure of any matter in a Schedule is not to be deemed determinative of or an indication that such matter is material to the operations of the Target or the Buyer, as the case may be.

Section 8.10.         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures hereto were upon the same instrument.

Section 8.11.         Severability. If any term or other provision of this Agreement is found to be invalid, illegal, or incapable of being enforced by any rule or Law, or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 8.12.         Incorporation of Exhibits and Schedules. The Disclosure Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.13.         Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14.         Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. Whenever the word “including” is used in this Agreement, it shall be deemed to mean “including, without limitation,” “including, but not limited to” or other words of similar import such that the items following the word “including” shall be deemed to be a list by way of illustration only and shall not be deemed to be an exhaustive list of applicable items in the context thereof.

Section 8.15.         Member Representative. Each of the Members hereby irrevocably appoints NTR as the Member Representative and, in such capacity, as the agent and attorney-in-fact of each of the Members for the purposes of acting in the name and stead of such Member:  (a) for all purposes specified in Article 7 hereof, and (b) with respect to any action, decision, notice, or delivery that may be made or delivered under or in connection with the escrow agreement to be entered into with the Escrow Agent as contemplated by Sections 1.3 and 6.7 hereof, in each case as fully as if such Member were personally present and acting.  This power of attorney and all authority conferred hereby shall deemed to be coupled with an interest, irrevocable and shall not be terminated by the Members or by operation of law, whether by the death, incompetency or incapacity of the Members, or any of them, or by the occurrence of any other event.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DGSE COMPANIES, INC.,
a Nevada corporation

By:
Name: Dr. L.S. Smith
Title: Chairman & Chief Executive Officer

SOUTHERN BULLION TRADING, LLC, a Texas limited liability company

By:
Name: James J. Vierling
Title: President

SBT, INC, a Nevada corporation

By:
Name: William H. Oyster
Title: President

NTR METALS, LLC, a Texas Limited Liability Company (solely for the purposes of Article 4)

By:
Name: John R. Loftus
Title: President

MEMBERS (solely for the purposes of Article 4)

LANDMARK METALS, LLC, a Texas limited liability company

By:
Name:
Title:

JAMES J. VIERLING

James J. Vierling

WESLEY A. MULL

Wesley A. Mull

[Signature Page to Merger Agreement]

Appendix A
“Acquired Securities” has the meaning set forth in the Recitals.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Article 4 Party” has the meaning set forth in Article 4.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Cap” has the meaning set forth in Section 5.4(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 5.2(a)(i).

“Buyer SEC Documents” has the meaning set forth in Section 3.5.

 “Claim” means any claim, demand, cause of action, suit, proceeding, arbitration, hearing or investigation.

“Closing” has the meaning set forth in the Recitals.

“Closing Date” has the meaning set forth in Section 1.1(b).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act.

“Code” means the Internal Revenue Code of 1986, as amended, and any rules or regulations promulgated thereunder.

“Confidential Information” means all confidential or proprietary information (whether or not specifically identified as confidential), in any form or medium, that is disclosed to, or developed or learned by, the Target, as the case may be, in the performance of duties for, or on behalf of third parties or that relates to the business, products, services or research of the Target or any of its investors, partners, affiliates, strategic alliance participants, referral sources, employees or equityholders or their respective Affiliates, including, without limitation: (i) internal business information (including, without limitation, information relating to strategic plans and practices, business, accounting, financial or marketing plans, practices or programs, training practices and programs, salaries, bonuses, incentive plans and other compensation and benefits information and accounting and business methods); (ii) information related to the Target’s customers and their confidential information; (iii) industry research compiled by, or on behalf of the Target, including, without limitation, identities of potential target companies, management teams, and transaction sources identified by, or on behalf of, the Target; (iv) compilations of data and analyses, processes, methods, track and performance records, data and data bases relating thereto; and (v) information related to Target Intellectual Property and updates of any of the foregoing, provided, however, that “Confidential Information” shall not include any information which (A) is or becomes generally available to the public other than as a result of a disclosure by the Target in breach of Section 6.2 of this Agreement or any other agreement or obligation with Buyer or its Affiliates, or (B) becomes available to a Target on a non-confidential basis, provided that the source of such non-confidential information is not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, any other Person with respect to such information.

“Contract” means any written agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, or license.

“Deductible” has the meaning set forth in Section 5.4(a).

“Disclosure Schedules” has the meaning set forth in Article 3.

“Effective Time” has the meaning set forth in Section 1.1(b).

“Employee Plan” means  each “employee benefit plan” as such term is defined in ERISA §3(3), and each other benefit or compensation plan, program, agreement or arrangement that is maintained, sponsored, contributed or required to be contributed to by the Target or with respect to which the Target has any Liability.

“Environmental Laws” means, as enacted and in effect on or prior to the Closing Date, all applicable federal, state, local and foreign laws, statutes, regulations, rules, ordinances, Permits, Orders, judgments, decrees, requirements and agreements with any Governmental Entity and all other provisions having the force or effect of Law and concerning any type of pollution, mining, human health, safety, Hazardous Substances, protection of the environment or natural resources, including, but not limited to, emissions to the air, discharges to surface or ground water, management of waste materials, and/or the use, storage, generation, treatment, transportation, processing, production, release or disposal of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person which, at any relevant time, would be considered a single employer or otherwise required to be aggregated with the Target in accordance with Code §414.

“Escrow Agent” has the meaning set forth in Section 1.3.

“Escrow Agreement” has the meaning set forth in Section 6.6.

“Escrowed Shares” has the meaning set forth in Section 1.3.

“Exchange Act” has the meaning set forth in Section 3.5.

“Exchanged Securities” has the meaning set forth in the Recitals.

“Financial Statements” has the meaning set forth in Section 4.4.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“General Survival Period” has the meaning set forth in Section 5.1.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation would be its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its certificate of formation and its limited partnership agreement and the “Governing Documents” of a limited liability company are its certificate of formation and its limited liability company agreement.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Hazardous Substances” means any chemicals, materials, wastes or substances  listed, defined, designated, classified or regulated as hazardous, toxic or radioactive or identified as a pollutant or contaminant under any Environmental Law or a risk under health and safety Laws, including without limitation, radon, asbestos, asbestos containing materials, urea formaldehyde, foam insulation, lead, petroleum, and polychlorinated biphenyls.

“Indebtedness” means any of the following indebtedness of the Target, whether or not contingent: (i) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) Liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) Liabilities under or in connection with letters of credit or bankers' acceptances or similar items, (iv) any obligation to pay the deferred purchase price of property or services other than those trade payables incurred in the ordinary course of business, (v) all Liabilities arising from cash/book overdrafts, (vi) all Liabilities under capitalized leases, (vii) all Liabilities under conditional sale or other title retention agreements, (viii) all Liabilities with respect to vendor advances or any other advances, (ix) all Liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (x) any deferred purchase price Liabilities related to past acquisitions, (xi) any obligations under severance agreements, stay bonuses, incentive bonuses, termination and change of control arrangements and similar obligations that are owed to any Person or that will be triggered, either automatically or with the passage of time, by the consummation of the transactions contemplated by this Agreement (including any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes), (xii) all Liabilities arising from any breach of any of the foregoing, (xiii) accrued taxes, and (xiv) all indebtedness of others guaranteed or secured by any lien or security interest on the assets of the Target or NTR.  For the avoidance of doubt, and notwithstanding anything to the contrary set forth above, the term “Indebtedness” does not mean or include trade payables or working capital liabilities.

“Insider” means any current or former officer, director, executive employee, equityholder, partner or Affiliate, as applicable, of the Target or any spouse or descendent (whether natural or adopted) of any such individual or any entity in which any of the foregoing Persons owns, or is otherwise entitled to, a 5% or greater direct or indirect beneficial interest.

“Intellectual Property Rights” means all of the following in any jurisdiction throughout the world (i) patents, patent applications, and patent disclosures, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, Internet domain names, and corporate names (and all translations, transliterations, adaptations, derivations and combinations of the foregoing), together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works, (iv) registrations, applications and renewals for any of the foregoing, as applicable, (v) trade secrets, confidential information, technology, know-how, inventions, improvements, specifications, designs, formulae, techniques, technical data and manuals, and research and development information, (vi) computer software (including but not limited to source code, object code, data, databases and documentation) including, but not limited to Internet web sites, and (vii) all other proprietary rights.

“Investment” has the meaning set forth in the Recitals.

“Investment Shares” has the meaning set forth in the Recitals.

“Knowledge” with respect to the Target means the actual knowledge of James J. Vierling, Wesley A. Mull, John R. Loftus and any officer or member of Landmark Metals, LLC, with duty to investigate, and with respect to NTR means the actual knowledge of John R. Loftus and any officer of NTR, with duty to investigate.

“Law” means any constitutional provision, statute or other law, rule, regulation, ordinance or interpretation of any Governmental Entity, including but not limited to the common law, and any Order.

“Leased Real Property” has the meaning set forth in Section 4.18(b).

“Leases” has the meaning set forth in Section 4.18(b).

“Liability” means any liability, debt, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action, or other loss (including without limitation, loss of benefit or relief), cost or expense of any kind or nature whatsoever, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or become due and regardless of when asserted.

“Lien” means any mortgage, license, pledge, security interest, right of first refusal, option, deed of trust, charge, conditional sales contract, claim, restriction, covenant, easement, right of way, title defect, encumbrance or lien of any nature whatsoever.  For the avoidance of doubt, "Lien" shall not be deemed to include any restrictions on transfer arising under the Securities Act and/or any other applicable federal or state securities laws.

“Loss” or “Losses” has the meaning set forth in Section 5.1.

“Management Options” has the meaning set forth in Section 6.4.

“Material Adverse Effect” means any change, event, occurrence, state of facts or effect that is, or would be reasonably likely to be, materially adverse to the business, operations, assets, liabilities, financial condition or operating results of the Target or the Surviving Corporation, excluding (i) changes in general economic conditions and changes (political, economic, regulatory or otherwise) generally affecting the types of businesses or industries in which the Target operates, to the extent such conditions do not disproportionately impact the business of the Target, (ii) changes in the capital or credit markets, to the extent such changes do not disproportionately impact the business of the Target, (iii) any act of terrorism or war, or any armed hostilities, anywhere in the world, (iv) the payment of any amounts due to, or the provision of any other benefits to, any officers or other employees under employment contracts, non-competition agreements, employee benefit plans, severance arrangements or other arrangements in existence as of the date of this Agreement, (v) any matter referred to in the Disclosure Schedule, (vi) any actions taken or omitted to be taken at the request or with the consent of Buyer or MergerSub, (vii) the announcement of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated hereby, or (viii) any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation thereof, or any action required to be taken under applicable laws, rules, regulations or agreements, in each case, to the extent such changes do not disproportionately impact the business of the Target taken as a whole and as compared to businesses of a similar size.

“Material Contracts” has the meaning set forth on Schedule 4.9.

“Member Representative” means NTR.

“Members” has the meaning set forth in the Preamble.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 1.2(b).

“MergerSub” has the meaning set forth in the Preamble.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.4.

“Multiemployer Plan” has the meaning set forth in ERISA § 3(37).

“Nevada Secretary of State” has the meaning set forth in Section 1.1(b).

“NRS” has the meaning set forth in Section 1.1(a).

“NTR” has the meaning set forth in the Preamble.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ by a Governmental Entity.

“Owned Real Estate” means any real estate owned in fee by Target or any of its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Target's and its Subsidiaries' rights thereto, including without limitation, all easements, rights of way and appurtenances relating thereto.

“Permitted Encumbrances” means (a) statutory Liens for current non-income Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of a Person, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens imposed by law arising or incurred in the ordinary course of business for obligations that are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of a Person, (c) other immaterial Liens that were not incurred in connection with the borrowing of money or the advance of credit and that do not interfere with the conduct of the business conducted by the Target and its Subsidiaries, (d) Liens on leases of real property arising from the provisions of such leases, (e) zoning regulations and restrictive covenants and easements and other matters currently of record that, taken individually or as a whole, do not detract in any material respect from the current use, occupancy, ownership, operation or value of the Real Property, (f) public utility easements of record, in customary form, (g) Liens not otherwise included as Permitted Encumbrances that are currently of record and that, taken individually or as a whole, do not detract in any material respect from the current use, occupancy, ownership, operation or value of the Real Property, (h) Liens to be released on or before Closing, and (i) mortgages, deeds of trust and other security instruments, and ground leases or underlying leases covering the title, interest or estate of landlords with respect to the leased real property and to which the leases with respect to the leased real property are subordinate.

“Permit” means all permits, licenses, authorizations, accreditations, approvals, quality certifications, franchises or rights of or issued by any Governmental Entity.

“Person” means any individual, partnership, corporation, limited liability company, association, stock company, trust, joint venture, unincorporated organization, governmental entity or any department, agency or political subdivision thereof.

“Post-Closing Tax Period” means a taxable period that ends after the Closing Date.

“Pre-Closing Tax Period” means all periods ending on or prior to the Closing Date, and any portion of any period through the end of the Closing Date for any period that includes (but does not end on) the Closing Date.

“Real Property” means the Owned Real Estate and the Leased Real Property, collectively.

“SEC” has the meaning set forth in Section 3.5.

“Securities Act” has the meaning set forth in Section 1.1(c).

“Securities Purchase Agreement” has the meaning set forth in the Recitals.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Survival Period” has the meaning set forth in Section 5.1.

“Surviving Corporation” has the meaning set forth in Section 1.1(a).

“Target” has the meaning set forth in the Preamble.

“Target Cap” has the meaning set forth in Section 5.4(c).

“Target Common Stock” has the meaning set forth in the Recitals.

“Target Indemnified Parties” has the meaning set forth in Section 5.2(a).

“Target Intellectual Property” has the meaning set forth in Section 4.10(a).

“Target Units” has the meaning set forth in Section 1.2(a).

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, escheat, excise, estimated, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest, (ii) any and all liability for amounts described in (i) of any member of an affiliated, consolidated, combined or unitary group of which the Target or NTR (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all liability for amounts described in (i) of any Person (other than the Target) imposed on the Target as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing.

“Tax Return” means any return, declaration, information report, claim for refund or filing with respect to Taxes, including any schedules, supplements or attachments thereto and including any amendment thereof.

"TBOC" has the meaning set forth in Section 1.1(a).

“Texas Secretary of State” has the meaning set forth in Section 1.1(b).

“Third-Party Claim” has the meaning set forth in Section 5.3(b).

“Transaction Documents” means the Agreement, the Securities Purchase Agreement, the Lock-Up Agreements, the Option Agreements, the Registration Rights Agreements and any other agreements or documents necessary to consummate the transactions contemplated by the Agreement.

EXHIBIT A

FORM OF SECURITIES PURCHASE AGREEMENT

Exhibit A

EXHIBIT B

FORM OF CERTIFICATE OF MERGER

Exhibit B

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

Exhibit C

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

Exhibit D

EXHIBIT E

FORM OF ESCROW AGREEMENT

Exhibit E

EXHIBIT F

FORM OF OPTION AGREEMENT

Exhibit F